Exhibit 99.1

4 January 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE ACQUIRES LA MORALEJA GREEN SHOPPING CENTRE IN MADRID FOR €71 MILLION

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has completed the acquisition of La Moraleja Green shopping centre, Madrid, from ING Real Estate & Other. KWE has acquired a 95.2% stake in the centre with an underlying real estate value of €71 million (£52.2 million), reflecting a yield on cost of 6.2%. The corporate acquisition was funded from the Company’s cash resources.
La Moraleja Green is located in La Moraleja Business Park in the north of Madrid. The centre’s strong catchment area attracts 3.5 million visitors a year and benefits from its close proximity to a large work population from the adjacent business park and from its direct links to the affluent La Moraleja residential district.
The centre totals 318,700 sq ft of space. KWE’s interest is 303,500 sq ft, with the remaining 15,200 owned and occupied by Sanchez Romero, the luxury Spanish supermarket chain. La Moraleja Green is organised over three levels providing 1,296 parking spaces and over 80 retailers, cafes, bars and restaurants as well as an eight-screen CINESA cinema. Both high street and luxury brands are represented, benefitting from strong international chains like Zara, Zara Home, Massimo Dutti, Oysho, Cos, H&M, Michael Kors and Carolina Herrera.
Existing occupancy is 80% with a WAULT of 1.8 years (6.8 years to expiry), generating NOI of €4.5 million per annum.
KWE has strong and relevant retail experience in the UK, Ireland and Spain. This acquisition represents the Company’s first shopping centre purchase in Spain, and brings its total Spanish portfolio to £155.4 million across 20 assets representing 5.8% of the total £2,682.6 million portfolio.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“La Moraleja Green is one of Madrid’s most established shopping destinations and provides KWE with significant value enhancing asset management opportunities. There are large reversions to be captured, both by letting up the vacant space and improving existing rents, which sit c. 20% below its competition.
“We believe Madrid’s growing economy and improving property fundamentals coupled with stronger consumer confidence will translate to strong levels of rental growth.
“We look forward to driving future sales performance at the centre by enhancing the overall shopping experience including upgrades across both interior and exterior areas and improving the retail offering, including food and beverage. On completion of our capex programme and leasing initiatives we anticipate growing our yield on cost to c. 7.0%.”
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For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com